Exhibit 10.1

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of May 8, 2017 (the “Effective Date”), by and among Zosano Pharma Corporation, a Delaware corporation having its principal place of business at 34790 Ardentech Court, Fremont, California 94555 (the “Parent”), ZP Opco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Company”), and JOHN WALKER, an individual residing at ****** (“Consultant”). The Parent, Company and Consultant may be referred to herein individually as a “Party” or collectively as the “Parties.”

Recitals

WHEREAS, Consultant is currently a member and Chairman of the board of directors of the Parent (the “Board”);

WHEREAS, effective on the Start Date (as defined below), Consultant desires to serve as the Interim Chief Executive Officer of the Parent and the Company; and

WHEREAS, the Company desires to retain Consultant to serve as the Interim Chief Executive Officer of the Parent and the Company subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties hereby agree as follows:

1. Services.

Commencing on May 8, 2017 (the “Start Date”), the Parent and the Company hereby retain Consultant, and Consultant hereby agrees to serve as the Interim Chief Executive Officer of the Parent and the Company (collectively, the “Services”) and to report to the Board. You agree to perform the duties of your positions and such other duties as may reasonably be assigned to you from time to time by the Board. Consultant agrees to perform the Services, and provide the results thereof, with the highest degree of professional skill and expertise.

2. Compensation.

Sections 2 and 3 of Exhibit A attached hereto set forth the amount and timing of payment for the Services and reimbursable expenses. For the avoidance of doubt, the compensation paid hereunder shall be separate and apart from, and in addition to, any compensation received by the Consultant in connection with his service as a member and chairman of the Board.

3. Independent Contractor.

The Parties understand and agree that Consultant is an independent contractor and not an agent or employee of the Parent or the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from Consultant’s fees for taxes or insurance (except as otherwise required by applicable law or regulation). Any payroll and employment taxes, insurance, and benefits imposed on Consultant due to activities performed hereunder will be the sole responsibility of Consultant.

4.	Recognition of Company’s Rights; Nondisclosure.

Consultant recognizes that the Parent and the Company are engaged in a continuous program of research and development respecting its present and future business activities. Consultant agrees as follows:

4.1 At all times during the term of Consultant’s association with the Parent and the Company and thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Parent’s or the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Consultant’s performing requested Services for the Parent and the Company or is expressly authorized in writing by the Board. It is understood that the Proprietary Information will remain the sole property of the Parent and the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Proprietary Information including, but not limited to, having each Consultant, agent or representative of Consultant, if any, with access to any Proprietary Information execute a nondisclosure agreement containing provisions in the Parent’s and the Company’s favor substantially similar to Sections 4 and 13 of this Agreement.

4.2 The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company, the Parent or any of their respective affiliates. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, prototypes, devices, hardware, software, electronic components and materials, and procedures for producing any such items, as well as data, know-how, improvements, inventions, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling activities, business models, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of Consultants or consultants of the Company.

4.3 In addition, Consultant understands that the Parent and the Company have received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Parent’s and/or the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association with the Parent and the Company and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Consultant’s performing requested Services for the Parent and the Company, or as expressly authorized in writing by the Board.

5.	Intellectual Property Rights.

5.1 Consultant shall promptly and fully disclose to the Parent and the Company any and all ideas, inventions, technologies, discoveries, improvements, know-how and techniques that Consultant conceives, reduces to practice or develops during the term of this Agreement, alone or in conjunction with others, and in any way related to or arising from (i) the Field (as defined in Section 6.1), (ii) the Services, or (iii) Proprietary Information (collectively, the “Inventions”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Parent and the

Company) of all Services provided and results thereof and such records shall be available to and remain the sole property of the Company at all times. Consultant agrees that any and all Inventions, including any related patents, copyrights, trade secrets and trademark rights, shall be the sole and exclusive property of the Parent and the Company.

5.2 Consultant hereby assigns to the Parent and the Company his entire right, title and interest in and to all Inventions. Consultant hereby designates each of the Parent and the Company as his agent for, and grants to the Company a power of attorney, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignment from Consultant to the Parent and the Company. Consultant will perform other activities necessary to effect the intent of this Section 5.2.

5.3 Consultant further agrees to cooperate and provide reasonable assistance to the Parent and the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries.

5.4 Consultant agrees to submit to the Parent and the Company any proposed publication that contains any discussion relating to the Company, Proprietary Information, Inventions or work performed by Consultant for the Company hereunder. Consultant further agrees that no such publication shall be made without the prior written consent of the Parent and the Company, which consent shall not be unreasonably withheld.

6.	Noncompetition and Nonsolicitation of Consultants.

6.1 During the term of this Agreement, Consultant will not, without the prior consent of the Board, engage in any commercial business activity that competes in any way with any business then being conducted or planned by the Parent and the Company relating to the research, discovery, development, manufacture or commercialization of transdermal drug delivery systems or patches for administering pharmaceutical compounds to humans (the “Field”).

6.2 During the term of this Agreement and for one (1) year after its termination, Consultant will not personally or through others recruit, solicit or induce any Consultant of the Parent and the Company to terminate his or her employment with the Parent and/or the Company.

6.3 If any restriction set forth in Sections 6.1 and 6.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.	No Conflicting Obligation.

7.1 Consultant represents that Consultant’s performance of all of the terms of this Agreement and the performing of the Services for the Parent and the Company do not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement.

7.2 Consultant hereby agrees not to enter into any agreement that conflicts with this Agreement.

8.	No Improper Use of Materials.

Consultant agrees not to bring to the Parent and the Company or to use in the performance of Services for the Parent and the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

9.	Term and Termination.

9.1 The term of this Agreement (the “Term”) shall commence on the Start Date and shall continue until the Board has elected a permanent Chief Executive Officer of the Parent and the Company, unless earlier terminated as provided below in this Section 9.

9.2 Each party may terminate this Agreement for any reason upon 30 days’ written notice to the other parties.

9.3 If Consultant breaches Section 6 or Section 1 of Exhibit A and does not cure such breach within 14 days after written notice from the Company describing such breach, then the Parent and the Company may terminate this Agreement promptly after such failure to cure.

9.4 The obligations set forth in Sections 4, 5, 6 and 9 through 16 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will cease work immediately after giving or receiving such notice of termination, unless otherwise advised by the Parent and the Company, and promptly deliver to the Parent and the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information.

10.	Assignment.

The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Parent and the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Parent and the Company. The Parent and the Company may assign of their rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Parent’s and the Company’s business. Any assignment not in accordance with this Section 10 shall be void.

11.	Legal and Equitable Remedies.

Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information of the Parent and the Company, the Parent and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Parent and the Company may have for a breach of this Agreement.

12.	Compliance with Applicable Laws and Obligations.

Consultant will perform the Services in compliance with all applicable laws.

13.	Governing Law; Severability.

This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regards to conflicts of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

14.	Complete Understanding; Modification.

This Agreement, including the Exhibits mentioned herein, constitutes the final, exclusive and complete understanding and agreement of the Parties hereto and supersede all prior understandings and agreements with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

15.	Notices.

Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of this Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

16.	Counterparts.

This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

ZOSANO PHARMA CORPORATION	CONSULTANT

By: /s/ Georgia Erbez	/s/ John Walker
Name: Georgia Erbez	John Walker
Title: Chief Business Officer

ZP OPCO, INC.

By: /s/ Georgia Erbez
Name: Georgia Erbez
Title: Chief Business Officer

EXHIBIT A

SCOPE AND COMPENSATION

1. Time Commitment: Consultant shall provide Services to the Company and Parent for approximately 20 hours per week. The Company and Parent acknowledge that Consultant may, subject to Sections 6 and 7 of this Agreement, provide management services to other clients during the term of this Agreement.

2.	Consideration:

(a) Cash. The Company will pay Consultant a fee, in cash, at the rate of $12,000.00 per month, payable in arrears, for all Services performed during the Term, payable according to the Company’s normal payroll schedule.

(b) Stock. As soon as is practicable following the Start Date, the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”) shall grant to Consultant 60,000 shares of the Parent’s common stock, par value $0.0001 per share (the “Restricted Shares”) pursuant to Parent’s Amended and Restated 2014 Equity and Incentive Plan. The Restricted Shares shall be subject to vesting such that 10,000 shares shall vest on May 31, 2017, and an additional 10,000 shares vest at the end of each month thereafter, subject to continued engagement hereunder, and any shares that are not vested at the time of the termination or expiration of this Agreement shall be forfeited. For the avoidance of doubt, the vesting of the Restricted Shares shall cease when this Agreement is terminated notwithstanding any continued service by Consultant as a director. In the event that the Consultant continues to provide Services after October 31, 2017, the Compensation Committee will grant more restricted shares to Consultant, so that he will continue to earn shares at the rate of 10,000 shares per month for so long as he is providing Services.

3. Expenses that will be reimbursed: The Company shall reimburse Consultant for business expenses that are reasonable and necessary for Consultant to perform, and are incurred by Consultant in the course of the performance of Consultant’s duties pursuant to this Agreement and in accordance with the Company’s general policies. Such expenses shall be reimbursed upon Consultant’s submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time.